Exhibit 99.2

LBI MEDIA, INC.

Moderator: Lenard Liberman

November 18, 2011

4:00 pm ET

Operator: Good day and welcome to the LBI Media third quarter 2011 results call. Today’s conference is being recorded.

At this time, I would like to turn the call over to Mr. Lenard Liberman, President and CEO of LBI Media. Please go ahead, sir.

Lenard Liberman: Thank you, operator. Good afternoon and welcome to LBI Media’s third quarter 2011 earnings call. Joining me today are Winter Horton, our Chief Operating Officer, and Wisdom Lu, our Chief Financial Officer. During this call, I’ll provide an overview of our financial and operating progress since our last earnings call, Winter will report on the performance of our radio stations, and I will provide an update on the progress of our network business and provide some additional comments about our program. Wisdom will then talk—walk through our financial results. After formal remarks, we are open—we’ll open the call to questions.

Wisdom?

Wisdom Lu: Thank you, Lenard. Before we begin, I would like to remind you that this conference call may contain forward-looking statements within the meaning of the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995.

Statements made during this conference call that address results or developments that will occur or may occur at LBI Media in the future are forward-looking statements. These statements regarding future plans, events, financial results, and prospects of performance at LBI Media are predictions that involve risks and uncertainties, and actual results may vary materially. I refer you to the press release that was issued earlier today and the recent public filing of our parent, LBI Media Holdings, for important factors that you should consider when evaluating this information. The forward-looking statements made during this call speak only as of the date hereof and the company undertakes no obligations to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G, as adopted by the SEC. This term is adjusted EBITDA, which we define as net income or loss, plus income tax expense or benefit, gain or loss on sale and (disposal) of property and equipment, net interest expense and other income, interest rate swap expense or income, depreciation and amortization, impairment of broadcast licenses and long lived assets, gain on note purchases, and stock-based compensation expense. However, for the purposes of this call, we’ll refer to what we entitle adjusted EBITDA as simply EBITDA.

In conformity with Regulation G, we have provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net income, or loss, prepared in accordance with the U.S. Generally Accepted Accounting Principles in our press release. This reconciliation is also provided in our Quarterly Report, which is posted on our Web site.

Let me return the call to Lenard who will discuss our performance for the third quarter of 2011.

Lenard Liberman: The third quarter marked our second anniversary of the launch of our Spanish language television network, EstrellaTV. Our television network has been extremely successful, contributing to overall television revenue growth of 8% in the third quarter of 2011. Since the launch of EstrellaTV in September 2009, our television revenue has grown 40%.

Overall, net revenue for LBI Media decreased .8% in the third quarter of 2011 as compared to the same period in 2010 due in part to the economic uncertainty and general performance of our radio group. We did have some political and World Cup advertising as reported for 2010. Excluding this revenue from the same 2010 period, net revenues for the third quarter of 2011 was up .4%.

Net revenues year-to-date increased by 3%, and if you include certain non-recurring items like census, political, and World Cup advertising, our net revenues would have been up 5%. Reported EBITDA year-to-date decreased by 9%; however, adjusting for certain one-time revenue and expense items, EBITDA would have increased by 6%.

The EstrellaTV Network is at the core of our strategy to drive growth and we continue to invest in our programming with outstanding results. In the third quarter of 2011, EstrellaTV grew year-over-year in the number of impressions more than any other broadcast network, either Spanish or English during primetime among adults 18 to 49. This statistic is even more impressive considering that during this timeframe competing Spanish language networks, such as Univision, TeleFutura and Azteca, all experienced declines in impressions year-over-year. In fact, EstrellaTV ranked as the number three Spanish language network several times during the season.

We continue to work on expanding our distribution platform. We recently announced that Bright House Communications launched EstrellaTV in Bakersfield, California. This is expected to add over 100,000 households to EstrellaTV. We continue to develop our affiliate network and cultivate relationships with affiliates that we believe to be strong business partners for the network.

A highly respected broadcaster, Belo Broadcasting just renewed its affiliation with EstrellaTV in four markets. Also, we continue to work with our cable and satellite providers to expand and improve the carriers of EstrellaTV. Our goal is to make the highly rated and popular programming of EstrellaTV available to every Hispanic viewer in the United States.

As we announced on our last call, we signed an asset purchase agreement to acquire a television station in Miami, Florida, which is the third largest DMA, in terms of Hispanic television households. With this acquisition, LBI will have owned and operated television stations in the top seven Hispanic markets. The success of the ratings of EstrellaTV, as well as the ratings performance for our owned and operated television stations demonstrates the popularity of our original programming, and its increasing value as an asset of our company. We have outperformed our peers in revenue growth so far this year and expect that we will continue to outperform our competitors. With our compelling programming and valuable assets, coupled with a strong underlying demographic of the Hispanic population, we believe that LBI is in a perfect position to capitalize and grow our long-term profitability.

Now, I’d like to turn the call over to Winter to provide some highlights on our network sales, as well as the performance of our radio segment. Then, I’ll follow-up with some additional comments on our television segment and programming.

Winter Horton: Thanks, Lenard. As we mentioned on our last call, we held our first Upfront event this past May in New York. We had a great turnout for the event with over 325 clients and agency executives in attendance. As a result of that, we’ve now doubled our Upfront revenue from our last Upfront season.

In addition, we have over 30 new brands advertising on EstrellaTV, automotive advertisers are coming back, and we’re also showing significant increases in the telecom consumer packaged goods and retail categories. We currently have over 245 advertisers on the network. Our Estrella 360 digital and social media platform is growing rapidly and has been well received by our clients.

We had a live Twitter feed sponsored by Pepsi during our recent “Premios de la Radio” award show. People were able to log on and watch live streaming interviews backstage during the broadcast. We plan on aggressively growing our digital platform in the coming year. We’ve already launched our main network site, EstrellaTV.com and we’ll be taking full advantage of our massive wholly owned programming library to create unique and highly entertaining experiences for our Web site visitors.

Our radio segment revenue was down 8% for the third quarter of 2011, as compared with the same period for 2010. This performance was generally consistent with other Hispanic broadcasters and is driven primarily by the softness in our Texas market, which had faced some ratings challenges. We also had a small amount of political and World Cup revenue from 2010. Excluding this non-recurring revenue, our radio segment was down 7% for third quarter 2011 as compared to the same period for 2010.

However, we’re encouraged by the return of our automotive sector spending in most of our markets. Among all of the advertising sectors, automotive spending represented the largest dollar increase in Q3 year-over-year. For radio, we’ve also seen strength in the food, QSR, and health categories, offset by decreases in the entertainment, finance, and insurance sectors.

Our syndicated network radio programming, El Show De Don Cheto, continues to expand and is showing revenue growth of 190% in the third quarter year-over-year. We added three new affiliates to our radio network since our last call and El Show De Don Cheto is now broadcast in 21 markets nationwide. Revenues for El Show De Don Cheto increased substantially in the third quarter 2011, as compared to the same period in 2010. As we continue to fill our affiliate network, we expect to see increasing revenues from this line of business.

Of all of our radio clusters, our Los Angeles group has performed the best. KBUE, our flagship station in Los Angeles continues its leadership position in the market. In the October PPMs, KBUE ranked number one among Spanish language radio stations Monday through Friday 6:00 am to midnight among adults 18 to 34. Our syndicated radio program, El Show De Don Cheto, broadcasts on KBUE, as well as our radio stations in Orange County and San Bernardino.

Both KWIZ and KRQB are performing well and show significant revenue increases year-over-year, with KWIZ and KRQB revenues up 23% and 7% respectively in the third quarter of 2011, as compared to the same period a year ago. Our Los Angeles radio cluster is rounded out by KHJ, which still ranks as the number one AM Spanish radio station in the market.

In Houston we have four radio stations that include La Raza, La Ranchera, El Norte, and Baila. Our flagship station in Houston is KTJM LA Raza, which suffered a ratings slump earlier this year. After several months in the number three ranked position, La Raza is now ranked number two again in the market in the October PPM during primetime in the adult 18 to 34 demographic. Our newest format, Baila, is showing impressive ratings growth and is up 100% in the October PPMs from our last book during primetime among adults 18 to 49.

In Dallas, we also have four radio stations that include la Raza, La Bonita, Zeta, and XO. Our ratings dipped in Q4 of 2010 and in the first quarter of this year, but have recently bounced back. We continue to dominate the Dallas market with three of the top five Spanish language FMs. KNOR La Raza ranks as the number two Spanish station in primetime and overall in the adult demos. La Raza also ranks as the number one Spanish station in several day parts among the women demographics. KBOC La Zeta, ranks as the number three Spanish station in primetime and overall among adults 18 to 49 and 25-54. These recent rating gains should continue to improve performance for the Dallas cluster.

We’ll continue to focus on syndicating our Don Cheto program and expanding our digital strategy, but with the strength of our programming and the ranked positions of our stations in their respective markets, along with the additional revenue sources from the Don Cheto network, and incremental revenues from our successful digital campaign, we believe that our radio segment will start rebounding in the next few quarters.

I’d like to turn the call back to Lenard to discuss our television performance.

Lenard Liberman: As mentioned at the beginning of the call, this September marked the two year anniversary of EstrellaTV. We are pleased with the performance of EstrellaTV from both a ratings and revenue perspective. The network is at the core of our strategy to monetize the value of our highly rated television programming.

During the third quarter of 2011 our television segment revenue grew 8% year-over-year. This growth was primarily driven by increased revenue from EstrellaTV. There was a small amount of political revenue in the third quarter of 2010. Excluding this non-recurring revenue, television revenues would have been up 9% year-over-year. Our television segment revenues are up 40% as compared to Q3 2009 when we first launched the network.

EstrellaTV continues to make impressive gains and ratings. In the third quarter of 2011 EstrellaTV showed the largest increase in impressions of any broadcast network, English or Spanish. EstrellaTV grew 22% in impressions during primetime among adults 18 to 49, while Univision, Azteca, and TeleFutura all decreased 13%, 18, and 42%, respectively. There were several times during the season when EstrellaTV ranked as the number three Spanish language network.

In our last call I announced that we had added a new slate of shows to our fall programming lineup, our dance competition show, Mi Sueño es Bailar, translated as My Dream is to Dance, premiered in September, and that’s proven to be our newest biggest hit. On the network Mi Sueño es Bailar has been showing steady growth in its premier season. Last night we aired the Grand Finale of Mi Sueño es Bailar. At this time, we do not have the network ratings, but in the number one Hispanic market, Los Angeles, last night’s grand finale of Mi Sueño es Bailar beat Univision to take the number one spot among adults 18 to 34 for two hours in primetime.

We also recently produced and televised our 12th Annual Music Awards show, Premios de la Radio, which honors regional Mexican music. This award show has been highly successful for LBI and features over 20 live performances from regional Mexican superstars, and presents awards for over 12 different music categories. This show is hosted by superstars, Marco Antonio Regil, Ninel Conde and Marianne Seoane. This year across the network, Premios de la Radio ranked number three among all demos. EstrellaTV out delivered both TeleFutura and Galavision, ranked four and five combined. The strength of our television programming has benefited our local stations as well. As most of you know, our flagship television station is KRCA in Los Angeles. During the November sweeps period to-date, KRCA is ranked number two in primetime among Hispanic adults 25 to 54, KRCA ranked number two in all adult demos for the Premios de la Radio broadcast, and the station out delivered Telemundo and Telefutura combined in Hispanic households and adult demos during the broadcast.

Our station in Dallas, KMPX, is ranked number two in primetime among adult Hispanics 18-49 and 25-54. Our station in Houston, KZJL, is ranked number two in primetime among all adults Hispanic male demos.

Starting in the fourth quarter of 2011, Nielsen has changed its methodology in Houston and Dallas from diary measurements to the much more objective and accurate meter based measurement. This shift has been very positive for our television stations and we are starting to see improved spot rates and revenue in each of these markets.

The rating success of our new programming, as well as our existing shows is very positive for EstrellaTV. Improved ratings and marketshare will allow us to generate increased revenues and grow our share of network revenues. We are excited about the prospect of continued ratings growth, as well as continued distribution gains that will expose our programming to more Hispanic viewers. We believe that this, along with our strong station presence in key Hispanic markets, supported by the underlying demographics of the Hispanic market will position us to outperform other broadcast peers.

Now, I’m going to turn over the call to Wisdom who is going to discuss in more detail the third quarter 2011 financial performance.

Wisdom Lu: Thank you, Lenard. For the three months ended September 30, 2011, net revenues decreased by $0.3 million, or 0.8% to $30.4 million, from $30.7 million in the same period in 2010. This change was primarily attributable to decreased advertising revenue from our radio segment, partially offset by an increase in advertising revenue from our television segment. Excluding the non-recurring political and World Cup revenues from 2010, net revenues would have increased by 0.4%.

Total operating expenses decreased by $3.7 million, or 12.6%, to $25.4 million for the three months ended September 30, as compared to $29.1 million for the same period. This decrease was primarily attributable to a $4.6 million decline in broadcast license and long lived asset impairment charges, and a $0.5 million gain for proceeds received related to an insurance claim.

These changes were partially offset by a $0.8 million increase in loss on disposal of property and equipment primarily related to the disposal of obsolete television stage props and other equipment; a $0.2 million increase in selling, general, and administrative expenses, primarily attributable to additional costs related to the expansion of our EstrellaTV network; incremental costs related to our Denver station and an increase in legal and employee-related costs; a $0.2 million increase in program and technical expenses, and a $0.1 million increase in depreciation and amortization.

Adjusted EBITDA decreased by $0.2 million, or 2.4%, to 9.5 million for the three months ended September 30, as compared to $9.7 million for the same period in 2010. This change was primarily the result of a decline in net revenues from our radio segment and an increase in program and technical expenses and SG&A expenses, partially offset by an increase in net revenues in our television segment and proceeds received from the insurance claim.

We recognized a net loss of $5.3 million for the three months ended September 30, 2011, as compared to a net loss of $5.2 million for the same period in 2010, an increase in net loss of $0.1 million. This change was primarily attributable to a $3.8 million increase in interest expense, a $1.3 million decrease in net revenues from our radio station segment, a $0.8 million increase in the loss of disposal of property and equipment, and increases in SG&A and program and technical expenses.

These changes were partially offset by a $4.6 million reduction in broadcast license and long lived asset impairment charges, a $1.1 million increase in net revenues from our television segment, and the $0.5 million proceeds received from the insurance claim.

For the nine months ended September 30, 2011, net revenues increased by $2.4 million or 3% to $87.4 million from $85 million for the same period in 2010. This change was primarily attributable to increased advertising revenues from our television segment, partially offset by a decline in our radio segment. Excluding the non-recurring census, political, and World Cup revenues from 2010, net revenues would have been up 5%.

Total operating expenses increased by $0.3 million or 0.4% to $73.6 million for the nine months ended September 30, as compared to $73.3 million. This change was primarily attributable to a $2-1/2 million increase in SG&A, primarily related to additional costs for our EstrellaTV network; incremental costs for our Denver station; a $0.7 million charge related to a legal settlement, and an increase in legal and employee-related costs; a $2.0 million increase in program and technical expenses, which resulted from a increase in amortization of capitalized costs and incremental costs related to our EstrellaTV network; the absence in 2011 of a $1.6 million gain on assignment of the asset purchase agreement to acquire radio station KDES; a $1.5 million increase in the loss of disposal of property and equipment, primarily related to the disposal of obsolete television stage props, and a $0.4 million increase in promotional expenses and depreciation and amortization.

These increases in total operating expenses were partially offset by a $6.3 million decrease in broadcast license and long lived impairment charges; a $0.9 million gain related to a certain legal settlement, and $0.5 million proceeds received from the insurance claim.

Adjusted EBITDA decreased by $2.5 million or 9.4% to $24.0 million for the nine months ended September 300, 2011, as compared to $26.5 million for the same period in 2010. This change was primarily the result of the $4.5 million increase in program and technical expenses and SG&A expenses, the $3.1 million decrease in net revenues from our radio segment, and the absence in 2011 of the $1.6 million gain on the assignment of APA to acquire radio station KDES.

These changes were partially offset by the $5.5 million net increase in our television segment, the $0.9 million gain related to the settlement of a certain legal dispute, and the $0.5 million proceeds from the insurance claim.

Excluding the non-recurring census, political, and World Cup Revenues from 2010 and adjusting for the one time item previously described, EBITDA for the nine months ended September 30, 2011 would have been up 6%.

We recognized a net loss of $15.6 million for the nine months ended September 30, 2011, as compared to a net loss of $9 million for the same period in 2010, an increase in net loss of

$6.6 million. This change was primarily attributable to the increase in net revenues previously discussed, offset by increases in total operating expenses and higher interest expense.

Turning to our balance sheet, we had approximately $13.2 million in cash as of September 30, 2011. We had approximately $2.6 million of CAPEX in the third quarter. Our total debt balance was approximately $444.9 million. Currently there are no outstanding borrowings on our revolver.

This will conclude our formal remarks and at this time I’d like to open up the floor to any questions. Operator?

Operator: Thank you. If you’d like to ask a question, please signal by pressing the star key followed by the digit 1 on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. And once again, please press star 1 to ask a question, and we’ll pause for just a moment to allow everyone an opportunity to signal.

And we’ll take our first question from Matt Swope with Gleacher Securities.

Matt Swope: Yes, hi, guys. On Estrella, Lenard, I know we go through this every quarter, but would you be willing to breakout Estrella’s revenue for the quarter?

Lenard Liberman: No.

Matt Swope: Could you tell—I think you told us, or told me, last quarter that it was about two times what it had been year-over-year, are we still at the rate for Q3, were you at twice as much as the previous year’s Q3?

Lenard Liberman: I think last time we said that our upfront revenues had doubled, in other words the upfront commitments. I don’t have the exact data point right now. Maybe Winter or Wisdom do on our increases year-over-year on network. I don’t have that data right here.

Winter Horton: They’re pretty consistent with the same that we saw in the upfront.

Operator: And we’ll take our next question from Bishop Cheen with Wells Fargo.

Bishop Cheen: Hi, everyone. I’ll try and make this quick. All right, so the big picture question is racing the clock. Your interest coverage is $45 million roughly, your EBITDA is moving sideways because radio’s been tough, you’re developing the network, but you’re about $12 million short of the interest coverage on an annualized basis. You’ve got two years before those Hold Co. notes come out. It’s somewhat chunky. And I’m just trying to get some color about what do you do if you need to pull down? Do you pull down the revolver to fill in the gap on interest? Do you have some non-cash flow assets, be it real estate, sale or lease back, maybe some library assets, I don’t know, that you can create an event to fill in the gap?

Lenard Liberman: Yes, well, first off we have to obviously grow revenue better. That’s the key, but certainly there are assets that we have that are not contributing sufficient cash flow that have asset value, whether it’s some real estate or stations that just aren’t performing or we don’t need and they’re not critical to our future.

So, those are certainly options we have and certainly we’re very mindful of it, and as much as you’re focused on it, we’re focused on it many more times than that. So you can assume that we’re looking at all those options, but mostly what we have to do is grow revenue. And you know the positive is that we have the ratings and the rating share. We have to monetize it and the financing gave us the runway to do that.

Bishop Cheen: Okay. So to a more positive note, the census, however bullish anyone is on the Hispanic population, I don’t think they can keep up. The census shows over 55 million. I think the national density is 16%. Do you know off hand what the density is in your markets of the Hispanic population?

Lenard Liberman: Yes, well, we’ve always targeted markets that are high density markets, so I don’t have the exact numbers for 2010. I believe Houston was in the high 30s, low 40s, and I think Houston, the city proper, that’s the whole DMA, I think the city proper was nearly 50%. I think L.A. County is in the high 40s; Dallas is in the high 20s, the low 30s. Winter might be able to help me here a little bit more. I think Denver is in the 20s or the high teens, the 20s.

Winter Horton: That’s actually hit the 20s now. Now, if you look at some our affiliate markets, El Paso and Harlingen and places like that are, you know, in the 80%. So, certainly our strategy was to focus on those markets that are obviously much higher than the national mean, and you know the census is certainly helping. I think it’s turning the heads of some of the general market bigger companies that probably hasn’t allocated enough money to their Hispanic budgets, so it can do nothing but help us.

Lenard Liberman: On the affiliate side, certainly the general market folks are in prominent markets, folks like Belo and Hearst that are our affiliates. I think they see the benefit to addressing the Hispanic market they may not have addressed before.

Bishop Cheen: Right. Yes, I do not disagree. So, my last question is how do we tell that you know, when do you think you get to harvest all these great potential numbers, and how do we know when the harvest has begun?

Lenard Liberman: Well, the harvest has certainly begun. Our television revenues are up 40% over the last two years, so we’re making money on the network. And the key is to make more money on the network and at least get radio to the point where it’s growing a little bit, or not declining, and I think that’s very achievable.

But, certainly from a network perspective we have the ratings share, our revenue’s growing, anyone will tell you that it does take time, but I believe we have sufficient time to do it. And we have more and more hit television shows, which in turn produce more advertiser interest, and then we are very mindful of our cash. So we have to, you know, watch our expenses and look at assets that aren’t performing and make decisions about them, and do what we do on a day-to-day sort of meat and potatoes side of the business to grow revenue.

Bishop Cheen: Okay. Thank you for all the color, Lenard.

Lenard Liberman: My pleasure. Thank you.

Operator: And we’ll take our next question from Conrad Chen at Crescent Capital.

Conrad Chen: Hey, good afternoon. Just wondering if I could get a little more color on the radio side? I know, you know, earlier in the year we had faced some tougher comps with the census and the World Cup. It appears that the World Cup and political earn is a big impact in Q3, but you’re still seeing some top line pressure.

Is there anything that you can talk to with that and maybe give us some colors? When do you think you can turn that trend around?

Winter Horton: Yes, I’m hoping that’s going to happen sooner rather than later. We made some management changes in our Dallas and Houston markets. We did have some ratings issues earlier in the year and generally kind of revenue falls a little behind the pace of ratings, you know so when your ratings are bad that affects buys that are a couple months in the future. So, hopefully the ratings have come back a little bit, so now we’re looking forward. You know, a couple months from now we’ll start seeing the rebound in that.

And I think with the management changes and I’m actually spending more time personally in Dallas and Houston to make sure that these changes get made and that we bounce back.

Lenard Liberman: Yes, our Texas markets have been the tough markets for radio and in L.A. you can really identify most of the revenue loss to the fact we don’t have Dodger baseball contract this year and we did last year, which wouldn’t have helped us as it fell into bankruptcy, we wouldn’t have gotten paid anyway. So, in either case that’s the explanation for Southern California.

But, we’ve had issues in Texas that are sort of ratings-related and, you know, we believe our programming people have been doing this for 13 years, will turn it around, and when they do our revenues will improve, but so far they haven’t.

Conrad Chen: Okay. And then, shifting just to the television side, I think if you adjust for this insurance gain, the EBITDA on the television side actually looks like it was, you know, only modestly up, year-over-year. I’m trying to figure out; I had been expecting more growth on that side. I’m just trying to figure out, is there a cost factor in there or is there something that I’m missing that—you know I think there seems to be a little bit of a deceleration from where—the pace we had seen in the first two quarters of the year.

Wisdom Lu: So, in the first two quarters of the year programming expenses were actually below where we had budgeted, and in the third quarter the year is catching up because there was a program that last year was actually produced in the second quarter that’s now being produced. Well, it’s not the same program, but it’s another program—new program that’s now being carried in the third quarter. So, you’re seeing the expenses of that program, you know, from a year-to-year-over-year comp it was positive impact to us in Q2, but negative in Q3.

Conrad Chen: Okay. And in Q3 should we have seen some of the benefit from the stronger upfront this spring, right? I mean, at least a few weeks of the new TV season, or should we start to really see that in Q4?

Winter Horton: That doesn’t start until—yes, those buys start in fourth quarter and go through third quarter of next year.

Conrad Chen: Oh, okay. So, none of the upfront from this fall really fell into Q3?

Winter Horton: Correct.

Lenard Liberman: Upfronts go Q4 through Q3.

Conrad Chen: Okay, got it. And then my last question, Lenard, you’d mentioned earlier in the call the Miami station, can you give us a little more detail on that, what that costs, and how that was funded?

Lenard Liberman: It’s $750,000, we haven’t closed yet, we just got FCC approval, and we would fund that through cash.

Conrad Chen: Okay, and that is a full power station in Miami?

Lenard Liberman: No, that’s a low power station.

Conrad Chen: Okay. But, that’ll give you penetration in that market.

Lenard Liberman: Well, as long as we have the cable coverage, which we have right now and we’re meeting with the cable companies in the near future, if we don’t feel like we can then we’ll revisit it.

Conrad Chen: Right. And when do you expect that to close?

Lenard Liberman: There’s some issues with the seller right now, and normally we would close end of November, or actually beginning of December, but it may not close until the beginning of next year.

Conrad Chen: Okay. And you don’t have an affiliate or anything in there currently in that market?

Lenard Liberman: We do have an affiliate there.

Conrad Chen: And are they going to give it up or you just now have better coverage in that market?

Lenard Liberman: We feel like if we were an owner operator station we would maximize that market better, and it’s an important market.

Conrad Chen: Right. Okay, thank you.

Lenard Liberman: Thank you.

Operator: And we do have a follow-up question from Matt Swope with Gleacher Securities.

Matt Swope: Yes, hey, guys. I got cut off before. I’m not sure. But, Lenard, on Estrella, I guess you know I think Conrad was getting at it a little bit in his questions, is the revenue coming in slower than you thought it was going to?

Lenard Liberman: Well, this year we’re on budget for the 2011 year, 2012 will have to depend to some extent on how robust scatter is and other revenue. I guess, you know, I’ll let Winter respond the rest. He was sort of more involved in the network revenue side than I was. I’m more doing the programming.

Winter Horton: I think we were pretty happy with the gains that we got from existing advertisers and there was some targets that we wanted to get on in the upfront that we didn’t; however, it’s still a substantial increase year-over-year that I’m pretty happy with. We’re actually starting a kind of a client development side of our business that will be hopefully affecting clients directly even more. So, we’re putting the steps in place to make sure that we have an outstanding year. I mean, that’s the goal.

Matt Swope: I mean, I think at times you guys have compared the opportunity here, at least short-term with the kind of revenue that Azteca gets. It doesn’t feel like you’re close to that level yet. Your ratings have well surpassed DBS Azteca at this point, right?

Winter Horton: Yes.

Matt Swope: So, is it just a function of getting more cable coverage and getting more markets, and then we go from there, or is the power ratio just significantly lower still?

Winter Horton: I mean it’s a power ratio issue right now in that we’re a brand new network and they’ve had ten years of relationships with these agencies. So, we need to kind of accelerate our timetable, and as I mentioned, maybe get to some of the clients as well as the agencies and kind of leverage our ratings position better than we have been.

Matt Swope: Okay, and if could just reiterate, if you guys would be willing to give more disclosure, I know you talked a little more directly about Estrella during the bond roadshow, but if you guys would be willing to give more disclosure on a quarterly basis, even just revenue, I think it would certainly be helpful to everybody who’s investing in the company.

That’s it. Thank you.

Winter Horton: Okay. Thanks.

Operator: And as a reminder, if you’d like to ask a question, please press star 1 at this time. Once again, that’s star 1 to signal for a question.

And we’ll take our next question from Todd Morgan with Oppenheimer.

Todd Morgan: Yes, thank you. Good afternoon. I was also cut off, so hopefully the question I have here wasn’t already asked and answered. But, I’m looking at the TV revenues and obviously, I guess—I think you said 9% sort of pro forma TV revenue growth is a pretty good number. At the same time, I think we’d all agree that that number needs to be a lot bigger down the road in order to really support the capital structure. What kind of things need to happen for that number to be able to grow significantly? I mean, if I think about sort of audience growth as one lever, I guess the rate you’re charging, and I guess the ad units sold or the sellout ratios, is it really a rate question or is it really a matter of just being able to monetize? In other words, being able to monetize the audience you already have, or do you really need all three things in the group?

Winter Horton: Well, certainly all three things help. Right now, probably the biggest issue is the rate, the cost per 1000 issue as the new kids on the block. We tend to kind of underperform on the cost per 1000, so we’re putting everything we can in place to make a bigger impact and get bigger year-over-year gains on our cost per 1000.

Certainly the ratings are there, distribution is going to help. You know, growing the ratings is always going to help, but right now it’s a sale side issue with getting more aggressive on the cost per 1000, getting bigger increases year-over-year.

Todd Morgan: But that’s probably then still a fairly long process to kind of nudge the advertisers to, I guess, expand their budgets and spend more cost per thousand. Is that a fair statement?

Winter Horton: I don’t, it just depends on how you define long. You know, we’re pretty impatient. I want it to happen much sooner. I think we have some tools in our chest, some fantastic integrations that we’ve been able to do that have gotten the attention of the advertisers, and when you do things like that you get higher cost per 1000 just because you have more to offer, you know, for our awards shows and things like that. We’re doing some great programs with Ford right now in our Tengo Talento shows that have garnered higher cost per 1000.

So, I think we have to take advantage of the tools that we have in that we produce all our own programming here in Burbank and we can do integrations hopefully better than the competition and more thoroughly. So, as we demonstrate that to the agencies and our existing advertisers we think that’ll kind of accelerate our growth.

Todd Morgan: Okay. And I guess just as a quick follow-up, the Miami station that you’re purchasing, my information may not be quite right, but I think you are having, at one point, a little bit of a dispute over the programming that was being carried in that market, and I would assume that this would probably clear that up. And would you anticipate then having actually two broadcast presences in that market, or how much network down the road?

Winter Horton: No, we would only have one presence in Miami. The programming issue wasn’t really an issue, I don’t know where that information came from. I think at one time they had some questions, but it was never really an issue.

Todd Morgan: Okay, good. Well, thanks a lot then.

Operator: And as a reminder if you’d like to ask a question, please press star 1 at this time. Once again, that’s star 1 to signal for a question.

We have no further questions in the queue.

Wisdom Lu: Okay, thanks everyone for attending our third quarter results call today.

Lenard Liberman: Thank you.

Operator: That does conclude today’s conference. Thank you for your participation.

END